EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, including the Prospectus, which is part of this Registration Statement, of our report dated March 12, 2008, except as to the reclassification adjustment to reflect discontinued operation as described in Note N, as to which the date is March 12, 2009, with respect to the consolidated financial statements of U.S. Energy Corp. and subsidiaries as of December 31, 2007 and for each of the two years in the period then ended.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/MOSS ADAMS LLP
Scottsdale, Arizona
October 19, 2009